NEWS RELEASE

TSX: CLG; AMEX: CLG

Suite 950 – 505 Burrard Street, Box 72, One Bentall Centre, Vancouver, B.C. Canada V7X 1M4

Tel: 604.608.2557   Fax: 604.608.2559   www.cumberlandresources.com

News Release 07-03

January 31, 2007

Cumberland Reports on 2006 Drill Results at Jennings Project, Yukon:

A New Molybdenum-Tungsten Project

CUMBERLAND RESOURCES LTD. (TSX: CLG; AMEX: CLG) (the “Company”) and North American Tungsten Corporation Ltd. (TSX-V: NTC) are pleased to report results from the 2006 exploration program at the Company’s new Jennings molybdenum-tungsten project located in southeast Yukon, an area which hosts several world class tungsten-molybdenum deposits.  In early 2006, Cumberland entered into an option agreement to earn a 70% interest in the Jennings project where the presence of stockwork porphyry-style molybdenum and tungsten mineralization was identified by exploration programs carried out in the early 1980’s.  During 2006, Cumberland completed an initial program of airborne geophysics and exploration diamond drilling in the Central Hornfels Zone, a zone where stockwork porphyry-style molybdenum and tungsten mineralization occurs.  Highlights from the three-hole drill program include:

Selected Highlights from Jennings Project 2006 Drill Holes

Hole Number	From	To	Interval	Molybdenum Grade		Tungsten Grade
	(m)	(m)	(m)	Mo %	MoS2%	W %	W03%
TR06-001	240.50	474.50	234.00	0.055	0.092	0.087	0.110
TR06-002	276.60	494.00	217.40	0.100	0.167	0.095	0.120

“We are very pleased with the significant results returned from our initial exploration drilling at Jennings,” stated Kerry Curtis, President and CEO.  “Cumberland’s 2006 drill program has been successful in identifying substantial widths and grades of mineralization which is open for expansion in several directions.”

The Jennings project is the subject of an option agreement dated April 25, 2006 between Cumberland Resources Ltd. and North American Tungsten Corporation Ltd. whereby Cumberland can earn a 50% interest by spending $400,000 to December 31, 2007 and an additional 20% interest with expenditures of $4,000,000 before December 31, 2010.  The project is comprised of a 5,490 hectare claim group that straddles the British Columbia-Yukon border, 80 kilometres west of Watson Lake, Yukon. The project is road accessible by 35 kilometres of secondary roads south and east of the Alaska Highway near Rancheria, Yukon.

2006 Drill Results

Approximately 1,494 metres of diamond drilling in three holes were completed during 2006. The holes were drilled northeast at inclinations of -55, collared roughly 220 metres apart and aligned west-east across the south facing slope of the Central Hornfels Zone.  All holes intersected variably fractured, veined, hydrothermally altered and mineralized hornfels and skarn, cut by altered and mineralized quartz-feldspar porphyry dykes.

Two drill holes, TR06-001 and TR06-002, intersected moderate to strong stockwork quartz-scheelite-molybdenite veining at depth.   Drill hole TR06-001, drilled to a depth of 527.0 metres, intersected 234.0 metres grading 0.092 % MoS2, 0.110 % WO3 starting at a downhole depth of 240.52 metres.  Hole TR06-002 twinned the historic drill hole TR83-02 and intersected 217.4 metres grading 0.167 % MoS2, 0.120% WO3 from 276.6 metres to the bottom of the hole at 494.0 metres. Highest grades occur at the bottom of TR06-002. The easternmost drill hole, DDH TR06-003, was drilled to a depth of 473.0 metres and encountered lower density stockwork veining characterized by narrow, sporadic intervals of anomalous molybdenum and tungsten mineralization.

Project History

Previous work on the Jennings property consisted of mapping, geochemical sampling, geophysical surveying and preliminary diamond drilling.  During the 1978 regional exploration program, Amax of Canada Limited identified elevated concentrations of tungsten (scheelite) in drainages east of the Jennings project area.  Scheelite grains were traced to a package of steeply dipping calc-silicate hornfels in the current project area.  Claims were staked in 1979 followed by linecutting, geological mapping, panning, stream and soil geochemical surveys, UV lamp prospecting, VLF-EM and magnetic surveys in the period 1980-1983 (Canamax Resources Inc. name change).

In late 1983, diamond drilling consisted of two holes in the Yukon and one hole in British Columbia for a total of 787 metres. Drill hole TR83-02 reportedly intersected 174.0 metres of stockwork mineralization grading 0.07 % MoS2, 0.12 % WO3 from 220.0 metres to the end of the hole at 394.0 metres.  In 1984-85, field programs consisted of geological mapping, soil and rock geochemistry, an airborne magnetic-EM survey and construction of 11.3 kilometres of access and drill roads.

Cumberland Resources Ltd. staked peripheral claims in May-June 2005 and optioned the core HOT claims from North American Tungsten Corporation Ltd. in April 2006.

Geology and Mineralization

At the Jennings project, stockwork porphyry-style molybdenum and tungsten mineralization occurs within a 6.5 kilometre long by up to 1.8 kilometre wide area of hornfels that is mapped southeast to northwest across the project area. This style of mineralization is hosted in a northwest trending, moderate to steeply southwest dipping package of calc-silicate hornfels and skarn.  Limited exposures of quartz-feldspar porphyry dykes and small plugs are coincident with local topographic highs and areas of fractured and sulphidized skarn and hornfels in the Central Hornfels Zone and the Northwest Hornfels Zones.

Cumberland’s initial 2006 diamond drill target was within the Central Hornfels Zone, a 1,400 metre square tungsten soil geochemical anomaly underlain by pervasive fracture controlled chlorite-actinolite-scheelite mineralization and localized epidote-garnet-magnetite-chalcopyrite skarn.

2006 DIAMOND DRILLING: Jennings Project Composites
Hole Number	From	To	Interval	Molybdenum Grade		Tungsten Grade
	(m)	(m)	(m)	Mo %	MoS2%	W %	W03%
TR06-001	240.50	474.50	234.00	0.055	0.092	0.087	0.110
inc.	327.50	339.50	12.00	0.108	0.181	0.083	0.105
inc.	405.40	422.00	16.60	0.062	0.104	0.118	0.149
inc.	444.50	459.50	15.00	0.036	0.060	0.140	0.176
TR06-002	276.60	494.00	217.40	0.100	0.167	0.095	0.120
inc.	338.00	353.00	15.00	0.121	0.203	0.100	0.126
inc.	389.00	414.50	25.50	0.081	0.136	0.157	0.198
inc.	478.90	494.00	15.10	0.255	0.427	0.090	0.113
TR06-003	NSV

About Cumberland Resources

Cumberland is focused on the development of its 100% owned Meadowbank gold project located 70 kilometres north of the hamlet of Baker Lake, Nunavut.  The Meadowbank project is host to Canada’s largest undeveloped pure gold open pit reserves and is designed to produce an average of 330,000 ounces of gold per year over an eight year mine life2.  Cumberland received a Project Certificate from the Nunavut Impact Review Board in December 2006 and has commenced construction of a four season access road to Meadowbank.  Subject to the timely receipt of all ancillary permits and requisite financing, production is expected to commence in late 2008 or early 2009.

Cumberland is a well financed mineral development and exploration company which is positioning itself to become a mid-tier gold producer by developing its 100% owned Meadowbank gold project in Nunavut to production.  The shares of Cumberland are traded on the Toronto Stock Exchange and American Stock Exchange under the symbol CLG.

CUMBERLAND RESOURCES LTD.

”Kerry M. Curtis, B.Sc., P.Geo.”
President and CEO

For further information contact:  Kerry Curtis, President and CEO or Joyce Musial, Manager, Investor Relations

1 Jennings Project Qualified Person – Dave Fleming, P. Geo., is Senior Regional Geologist for Cumberland Resources Ltd. and is the designated Qualified Person, as defined by NI 43-101, for the Jennings River project.  Drill core analyses reported was performed on split core with four acid (near total) digestion and ICP-AES procedures. Mo and W values were originally reported in ppm. Overlimits check assaying was conducted for Mo utilizing an ore grade four acid ICP-AAS method and for W by pressed pellet XRF method. Composites were based on Mo with a 0.04% cut-off. Assaying is performed by ALS-Chemex Laboratories of Vancouver.

2 Meadowbank Feasibility Study Due Diligence (December 2005) – As a requirement of bank financing, bank-appointed independent engineers SRK Consulting (UK) (“SRK”) completed a due diligence audit of the Meadowbank feasibility study completed in early 2005 by AMEC Americas Ltd. (“AMEC”). The results from the feasibility study by AMEC are summarized in a Technical Report, dated March 31, 2005, prepared by AMEC in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101. Construction scheduling and capital cost estimation has been prepared by Merit International Consultants Inc. (“Merit”). Metallurgical and process test work was completed by SGS Lakefield Research Ltd.  Process design was completed by International Metallurgical and Environmental Inc. and AMEC. Supporting geotechnical engineering, hydrogeological and geochemical studies were completed by Golder Associates Ltd. (“Golder”).  Both the SRK and AMEC assumptions include a long term gold price of US$400/oz. and an exchange rate of US$0.75 per Cdn$1.00.

Forward Looking Statements - This News Release contains “forward looking information” within the meaning of the Ontario Securities Act or “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 of the United States, including statements concerning our plans at the Meadowbank Gold Project and other mineral properties, which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, risks and uncertainties relating to the interpretation of drill results and the estimation of mineral resources and reserves, the geology, grade and continuity of mineral deposits, the possibility that future exploration, development or mining results will not be consistent with our expectations, metal recoveries, accidents, equipment breakdowns, title matters and surface access, labour disputes or other unanticipated difficulties with or interruptions in production, the potential for delays in exploration or development activities or the completion of new or updated feasibility studies, the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations (including gold, fuel, steel and construction items), currency fluctuations, failure to obtain adequate financing on a timely basis and other risks and uncertainties, including those described in the Annual Information Form filed with the Securities Commissions of the Provinces of British Columbia, Ontario, Quebec and Nova Scotia in our 40F filed with the United States Securities and Exchange Commission (the “SEC”) and with the Toronto Stock Exchange.  Forward-looking information is in addition based on various assumptions including, without limitation, the expectations and beliefs of management, the assumed long term price of gold, that we will receive required permits and access to surface rights, that we can access financing, appropriate equipment and sufficient labour and that the political environment within Nunavut and Canada will continue to support the development of environmentally safe mining projects so that we will be able to commence the development of the Meadowbank Gold Project within the established timetable. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements. Accordingly, readers are advised not to place undue reliance on forward-looking statements. The words “anticipate”, “believe”, “estimate” and “expect” and similar expressions, as they relate to us or our management, are intended to identify forward looking statements relating to the business and affairs of the Company. Except as required under applicable securities legislation, we undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Yukon
Whitehorse
Watson Lake
Jennings Project
Dease Lake
British Columbia
0
200 Km
N
Alaska Highway (Watson Lake 100 km)
Rancheria Bridge
Rancheria River
2006
Diamond
Drilling
Tootsee River
105 B/1 Yukon
104 O/16 British Columbia
Ranch
Access Road
km 19
Area of Hornfels
Property Boundary
CUMBERLAND
RESOURCES LTD
JENNINGS PROJECT
Project Location Map
0
5 Km
Silvertip Deposit
(Ag-Zn-Pb)

News Release 07-03

Qv Quaternary basalt
Kg Cretaceous (?) quartz-feldspar porphyry
DME Devonian-Mississippian Earn Group mudstone-shale-siltstone-conglomerate
MPs Mississippian-Permian chert-shale
SDq Silurian-Devonian quartzite-dolomitic arenite, shale
COK Cambrian-Ordivician Kechika Group calcarous & pelitic sediments-limestone
OSR Ordivician-Silurian Road River Group mudstone-shale-siltstone-limestone
LCAc Lower Cambrian Atan Group limestone-calcareous sediments
130° 10'
130° 05'
CUMBERLAND
RESOURCES LTD.
JENNINGS PROJECT
Geological Map
Northwest Hornfels Zone
Central Hornfels Zone
2006 Diamond Drill Holes
Kg
Kg
LCAc
N
Yukon
BC
60° 00'
MPs
Area of Hornfels
PROPERTY BOUNDARY
SDq
COK
DME
OSR
Qv
0
5
Kilometres

News Release 07-03

436000 E
438000 E
N
6655000 N
6653000 N
6651000 N
Central
Hornfels
Zone
Road
TR06-002
TR06-001
TR06-003
Yukon
British Columbia
PROPERTY BOUNDARY
0
1000
Metres
NAD 83 Zone 9
CUMBERLAND
RESOURCES LTD.
JENNINGS PROJECT
2006 Diamond Drill Plan

News Release 07-03